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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                             Metron Technology N.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   N5665B-10-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ | Rule 13d-1(c)

         [X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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---------------------
CUSIP NO. N5665B-10-5                13G
---------------------

--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

           FSI International, Inc.                      41-1223238
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER
        NUMBER OF
                                  2,707,564
         SHARES            -----------------------------------------------------
                           6      SHARED VOTING POWER
      BENEFICIALLY

        OWNED BY                  0
                           -----------------------------------------------------
          EACH             7      SOLE DISPOSITIVE POWER

        REPORTING
                                  2,707,564
         PERSON            -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
          WITH:
                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,707,564 Shares (including 16,877 shares subject to options granted to Joel A. Elftmann, which have been assigned to FSI International).
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           19.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------


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ITEM 1.

         (a)  Name of Issuer: Metron Technology N.V.

         (b) Address of Issuer's Principal Executive Offices: 1350 Old Bayshore Highway, Burlingame, CA 94010.

ITEM 2.

         (a)  Name of Person Filing: FSI International, Inc.

         (b) Address of Principal Business Office or, if none, Residence: 322 Lake Hazeltine Drive, Chaska, MN 55318.

         (c)  Citizenship: Minnesota.

         (d)  Title of Class of Securities: Common Shares.

         (e)  CUSIP Number: N5665B-10-5.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: Not applicable.

ITEM 4.  OWNERSHIP

         (a) Amount Beneficially Owned: See the response to Item 9 on the attached cover page.

         (b) Percent of Class: See the response to Item 11 on the attached cover page.

         (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote: See the response to Item 5 on the attached cover page.

              (ii) Shared power to vote or to direct the vote: See the response to Item 6 on the attached cover page.

              (iii) Sole power to dispose or to direct the disposition of: See the response to Item 7 on the attached cover page.

              (iv)  Shared power to dispose or to direct the disposition of:
                    See the response to Item 8 on the attached cover page.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.  Not applicable.

ITEM 10. CERTIFICATION.  Not applicable.


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                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

          Dated: February 13, 2001


FSI INTERNATIONAL, INC.

By:   /s/ Luke R. Komarek
    ---------------------------
      Luke R. Komarek
      General Counsel


          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)



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